Exhibit 10.5

AMENDED AND RESTATED

CREDIT AGREEMENT

among

FIRST CASH FINANCIAL SERVICES, INC.

as Borrower,

JPMORGAN CHASE BANK, N.A.

as Agent and Lender,

and

THE OTHER LENDERS PARTY HERETO

JPMORGAN CHASE BANK, N.A.

as Lead Arranger and Sole Bookrunner

April 30, 2010

LIST OF SCHEDULES, EXHIBITS, AND APPENDIX

Exhibit "A"	-	Compliance Certificate
Exhibit "B"	-	Assignment Agreement
Exhibit "C"	-	Loan/Credit Related Money Transfer Instruction
Exhibit "D"	-	Promissory Note

Schedule 1	-	Subsidiaries and Other Investments
Schedule 2	-	Indebtedness and Liens
Schedule 3	-	Commitments and Pro Rata Shares

Appendix 1	-	Pricing Grid

AMENDED AND RESTATED CREDIT AGREEMENT

     This Amended and Restated Credit Agreement, dated as of April 30, 2010, is among FIRST CASH FINANCIAL SERVICES, INC., the Guarantors, the Lenders, and JPMORGAN CHASE BANK, N.A., as Agent and Lender.

     The Borrower has requested that the Lenders (which shall include the Agent) provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS

     1.1     Defined Terms. As used in this Agreement:

     "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

      "Acquisition Investment" means any acquisition by Borrower or any Subsidiary of all or substantially all the assets of, or shares or other equity interests in, a Person or of a division or line of business of a Person or other significant assets of a Person (other than inventory, leases, materials, and equipment in the ordinary course of business) which Person maintains its principal place of business in the United States.

     "Adjusted One Month Eurodollar Rate" means, with respect to a CB Floating Rate Advance for any day, the sum of (a) 2.50% per annum plus (b) the quotient of (i) the interest rate determined by the Agent by reference to Reuters Screen LIBOR01, formerly known as page 3750 of the Moneyline Telerate Service, or such other page or pages as may replace such Reuters Screen LIBOR01 for the purpose of displaying such rate, to be the rate at approximately 11:00 a.m. London time, on such date or, if such date is not a Business Day, on the immediately preceding Business Day for dollar deposits with a maturity equal to one (1) month, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to dollar deposits in the London interbank market with a maturity equal to one (1) month.

     "Advance" means a borrowing hereunder, (a) made by the Lenders on the same Borrowing Date, or (b) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.

     "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

     "Agent" means JPMorgan Chase Bank, N.A. in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

     "Agent-Related Persons"" means the Agent (including any successor agent), together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

     "Aggregate Commitment"means the aggregate of the Commitments of all Lenders, as increased and/or reduced from time to time pursuant to the terms hereof, which as of April 30, 2010 shall be equal to Twenty-Five Million and no/100 Dollars ($25,000,000.00).

     "Agreement" means this Amended and Restated Credit Agreement, as it may be amended or modified and in effect from time to time.

     "Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

     "Appendix" refers to a specific appendix to this Agreement, unless another document is specifically referenced.

     "Applicable Margin" means the percentages per annum set forth in the Pricing Grid which is attached as Appendix I.

     "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

     "Article" means an article of this Agreement unless another document is specifically referenced.

     "Authorized Officer" means Rick Wessel as President and Chief Executive Officer of Borrower and each Subsidiary and R. Douglas Orr as Chief Financial Officer of the Borrower and each Subsidiary.

     "Borrower" means First Cash Financial Services, Inc., a Delaware corporation.

     "Borrowing Date" means a date on which an Advance is made hereunder.

     "Borrowing Notice" has the meaning assigned to such term in Section 2.8.

     "Business Day" means (a) with respect to the Adjusted One Month Eurodollar Rate and any borrowing, payment or rate selection of a Eurodollar Advance, a day (other than a Saturday or Sunday) on which banks generally are open in Texas and/or New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (b) for all other purposes, a day other than a Saturday, Sunday or any other day on which national banking associations are authorized to be closed.

     "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Cash Equivalent Investments" means (a) United States Dollar denominated time deposits and certificates of deposit of (i) any Lender, or (ii) any bank (other than the Lenders) whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof, in each case with maturities of not more than two hundred seventy (270) days from the date of acquisition, (b) investments, classified in accordance with GAAP as current assets in money market investment programs registered under and in compliance with the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $100,000,000.00, (c) mutual funds, administered by reputable financial institutions having capital of at least $100,000,000.00 and registered under and in compliance with the Investment Company Act of 1940, that invest in and direct investments in obligations of any state of the United States or any political subdivision thereof or municipality thereof the interest with respect to which is exempt from federal income taxation under Section 103 of the Code and rated A-1 or higher, or AA or higher by Standard and Poor's Corporation, or P-1 or higher, or a or higher by Moody= s Investors Services, and (d) auction rate floaters and similar short term (one [1] to sixty [60] day maturities) gilt edge investments in pools of bonds whose income is exempt from federal taxation, which are issued by entities that are rated in the highest rating category of Standard and Poor's Corporation and/or Moody's Investors Service.

     "CB Floating Rate" means the Prime Rate minus the Applicable Margin; provided that the CB Floating Rate shall, on any day, not be less than the Adjusted One Month Eurodollar Rate. The CB Floating Rate is a variable rate and any change in the CB Floating Rate due to any change in the Prime Rate or the Adjusted One Month Eurodollar Rate is effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month Eurodollar Rate, respectively.

     "CB Floating Rate Advance" means any Advance when and to the extent that its interest rate is determined by reference to the CB Floating Rate.

     "Change in Control" means, with respect to the Borrower, an event or series of events by which (a) any > person= or > group= (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the > beneficial owner= (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person shall be deemed to have > beneficial ownership= of all capital stock that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of twenty-five percent (25%) or more of the capital stock of the Borrower, or (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors of the Borrower cease to be composed of individuals (i) who were members of such board on the first (1st) day of such period, (ii) whose election or nomination to such board was approved by individuals referred to in Subsection (i) above constituting at the time of such election or nomination at least a majority of such board, or (iii) whose election or nomination to such board was approved by individuals referred to in Subsections (i) and (ii) above constituting at the time of such election or nomination at least a majority of such board.

     "Closing Date" means April 30, 2010.

     "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

     "Commitment" means, for each Lender, the obligation of such Lender to make Loans not exceeding the amount set forth opposite its signature below or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3(b), as such amount may be modified from time to time pursuant to the terms hereof.

     "Consolidated EBITDA" means Consolidated Net Income (excluding all extraordinary items and a net gain or loss, in the aggregate of $50,000.00 or more incurred on the sale of assets) plus, to the extent deducted from revenues in determining Consolidated Net Income, (a) Consolidated Interest Expense, (b) expense for taxes paid or accrued, (c) depreciation, and (d) amortization or charge off of intangible assets, all calculated for the Borrower and its Subsidiaries on a consolidated basis.

     "Consolidated Funded Indebtedness" means, at the time in question, the aggregate dollar amount of Consolidated Indebtedness which has actually been funded and is outstanding at such time, whether or not such amount is due or payable at such time. For purposes of this definition, the term "Indebtedness" shall include the Revolving Principal Balance but exclude Indebtedness described in subsections (b), (e), (g), (i) and (j) in the below definition of Indebtedness.

     "Consolidated Indebtedness" means, at the time in question, the Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

     "Consolidated Interest Expense" means, with reference to any period, the interest expense of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

     "Consolidated Net Income" means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

     "Consolidated Tangible Net Worth" means, at any time in question, the consolidated stockholders' equity of the Borrower and its Subsidiaries (minus all intangible assets), calculated on a consolidated basis as of such time.

     "Consolidated Rentals" means, with reference to any period, the Rentals of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

     "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

     "Conversion/Continuation Notice" has the meaning assigned to such term in Section 2.9.

     "Controlled Group" means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code. C&G is part of the Controlled Group.

     "Current Maturities of Long Term Debt" means that portion of the long term debt of the Borrower and its Subsidiaries, on a consolidated basis, and that portion of the Capitalized Lease Obligations of the Borrower and its Subsidiaries, on a consolidated basis, which will be due in the twelve (12) months immediately following any date of computation of Current Maturities of Long Term Debt in accordance with Agreement Accounting Principles, but excluding balloon payments of long term debt due at maturity, unless it is reasonably contemplated that such balloon payment will be paid.

     "Default" means an event described in Article VII.

     "Deferred Income Tax Liability" means, as to the Borrower, a liability recognized for temporary differences that will result in net taxable amounts in future years as further described and reported in Borrower= s periodic financial statements as "Deferred Income Taxes."

     "Change in Deferred Taxes" means an amount equal to Deferred Income Tax Liability on the last day of the subject test period less Deferred Income Tax Liability as of the first day of the subject test period.

     "Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural Person) approved by the Agent, in the case of any increase in the Aggregate Commitment, and, unless a Default or Unmatured Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed).

     "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

     "Eurodollar Advance" means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

     "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the offered rate for U.S. Dollar deposits of not less than $1,000,000.00 for a period of time equal to each Interest Period as of 11:00 A.M. City of London, England time two London Business Days prior to the first date of each applicable Interest Period as shown on the display designated as "British Bankers Assoc. Interest Settlement Rates" on the Telerate System ("Telerate"), Page 3750 or Page 3740, or such other page or pages as may replace such pages on Telerate for the purpose of displaying such rate. Provided, however, that if such rate is not available on Telerate then such offered rate shall be otherwise independently determined by Agent from an alternate, substantially similar independent source available to Agent or shall be calculated by Agent by a substantially similar methodology as that theretofore used to determine such offered rate in Telerate.

     "Eurodollar Loan" means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

     "Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus the Applicable Margin. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

     "Excluded Taxes" means, in the case of each Lender or applicable Lending Installation and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (a) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or (b) the jurisdiction in which the Agent's or such Lender's principal executive office or such Lender's applicable Lending Installation is located.

     "Exhibit" refers to a specific exhibit to this Agreement, unless another document is specifically referenced.

     "Facility Termination Date" means April 30, 2012, or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

     "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Fort Worth time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

      "Financial Hedge" means, for any Person, any present or future, whether master or single, agreement, document, or instrument providing for, or constituting an agreement to enter into, (a) commodity hedge (including any and all forward sales), (b) any arrangement for foreign-currency-exchange protection, and (c) any interest-rate swap, cap, collar, or similar arrangement, including, without limitation, any > swap agreement= (as defined in 11 U.S.C. ' 101, as in effect from time to time, or any successor statute).

     "Fixed Charge Coverage Ratio" means, for the preceding four (4) fiscal quarters, the ratio of (a) Consolidated Net Income plus Consolidated Interest Expense plus Change in Deferred Taxes plus Consolidated Rentals less cash dividends to (b) Current Maturities of Long Term Debt plus Consolidated Interest Expense, plus Consolidated Rentals.

     "Fund" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

     "GAAP" means generally accepted accounting principles, applied on a consistent basis, set forth in Opinions of the Account Principles Board of the American Institute of Certificate Public Accountants and/or in statements of the Financial Accounting Standards Board which are applicable in the circumstances as of the date in question; and the requisite that such principles be applied on a consistent basis means that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period, except to the extent that a deviation therefrom is expressly permitted by this Agreement.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     "Guarantors" means, collectively, Famous Pawn, Inc., First Cash, Inc., First Cash Corp., First Cash, Ltd., First Cash Management, L.L.C., One Iron Ventures, Inc., FCFS MO, Inc., FCFS SC, Inc., FCFS OK, Inc., First Cash Credit, Ltd., First Cash Credit Management, L.L.C., CashPlus CSO, Inc., Cash & Go, Inc., SHAC, LLC, First Cash, S.A. de C.V., American Loan Employee Services, S.A de C.V., Ya Servicios, S.A. de C.V. SOFOM, E.N.R., and their successors and assigns, and 'Guarantor' means any of the Guarantors.

     "Guaranty" means the Unlimited Guaranties dated as of September 7, 2007 and the Closing Date, executed by the Guarantors in favor of each Lender, for the ratable benefit of the Lenders, as such may be amended or modified and in effect from time to time.

     "Indebtedness" of a Person means such Person's (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable and accrued expenses arising in the ordinary course of such Person's business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other instruments, (e) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (f) Capitalized Lease Obligations, (g) Rate Hedging Obligations, (h) Subordinated Indebtedness; and (i) other financial accommodations which in accordance with Agreement Accounting Principles would be shown as a liability on [intentional omission] the consolidated balance sheet of such Person; provided, however, all Operating Leases, if any, shall not be included in the definition of "Indebtedness."

     "Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, or three months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, or three months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, or third succeeding month, such Interest Period shall end on the last Business Day of such next, second or third succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

     "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

     "Laws" means all statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of the United States, any city or municipality, state, commonwealth, nation, country, territory, possession, or any Tribunal.

     "L/C Advance" means, with respect to each Lender, such Lender= s participation in any L/C Borrowing in accordance with its Pro Rata Share.

     "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a CB Floating Rate Advance.

     "L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

     "L/C Issuer" means JPMorgan Chase Bank, N.A. in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder, provided, however, that there shall only be one L/C Issuer at any one time hereunder.

     "L/C Obligations" means, as of any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit, plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

     "Lenders" means, collectively, JPMorgan Chase Bank, N.A. (herein a/k/a Agent), and Wells Fargo Bank, National Association.

     "Lending Installation" means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on the signature pages hereof or otherwise selected by such Lender or the Agent pursuant to Section 2.17.

     "Letter of Credit" means any standby letter of credit issued hereunder.

     "Letter of Credit Application" means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.

     "Letter of Credit Expiration Date" means the earlier of (a) the day that is on or before the Facility Termination Date (or, if such day is not a Business Day, the next preceding Business Day), or (b) one year after the date of such Letter of Credit.

     "Letter of Credit Sublimit" means, with regard to the Letters of Credit, the aggregate amount of $15,000,00.00. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitment.

     "Leverage Ratio" means the ratio of (a) Consolidated Funded Indebtedness (including Subordinated Indebtedness) to (b) Consolidated EBITDA (as of the end of each fiscal quarter for the preceding four fiscal quarters).

     "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

     "Loan" means, with respect to a Lender, such Lender's loan made pursuant to Article II (or any conversion or continuation thereof).

     "Loan Documents" means this Agreement, all Notes issued pursuant to Section 2.13, all Letters of Credit issued pursuant to Section 2.20, all Letter of Credit Applications, the Guaranty, the Rate Hedging Agreement, and such other agreements and documents, any amendments or supplements thereto or modifications thereof executed or delivered pursuant to the terms of this Agreement including the Leases.

     "London Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions are generally authorized or obligated by law or executive order to close in the city of London, England.

     "Material Adverse Effect" means a material adverse effect on (a) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

     "Maximum Rate" means has the meaning assigned to such term in Section 15.4.

     "Notes" means all of the promissory notes issued at the request of Lenders pursuant to Section 2.13 in the form of Exhibit D and "Note" means any one of the Notes.

     "Notice of Assignment" has the meaning assigned to such term in Section 12.3(a).

     "Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations (including, but not limited to, Rate Hedging Obligations and Unreimbursed Amounts) of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party arising under the Loan Documents.

     "Operating Lease" of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

     "Other Taxes" has the meaning assigned to such term in Section 3.5(b).

     "Outstanding Amount" means (a) with respect to Advances on any date, the Revolving Principal Balance after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

     "Participants" has the meaning assigned to such term in Section 12.2(a).

     "Payment Date" means July 1, 2010, and the first day of every third calendar month thereafter.

     "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

     "Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

     "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

     "Prime Rate" means the rate of interest announced by Agent from time to time at its Principal Office as its prime commercial lending rate, which rate may not be the lowest or best rate or favored rate of interest charged by Agent to its borrowers, and any statement, representation or warranty in that regard is expressly disclaimed by Agent.

     "Principal Office" means Agent's office at JPMorgan Chase Bank, N.A., 420 Throckmorton Street, 4th Floor, Fort Worth, Texas 76102.

     "Prior Agreement" means the Amended and Restated Credit Agreement dated August 9, 2002, among Borrower, Agent and a certain other Lender, as amended or supplemented to the date hereof.

     "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

     "Pro Rata Share" means, with respect to each Lender, the percentage (carried out to the ninth decimal place) of the Aggregate Commitment set forth opposite the name of such Lender on Schedule 3, as such share may be adjusted as contemplated herein.

     "Purchasers" has the meaning assigned to such term in Section 12.3(a).

     "Rate Hedging Agreement" means an agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates or forward rates, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants.

     Rate Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and however and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore), under (a) any and all Rate Hedging Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Hedging Agreement.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

     "Rentals" of a Person means the aggregate fixed amounts payable by such Person under any Operating Lease.

     "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

     "Reports" has the meaning assigned to such term in Section 9.6.

     "Required Lenders" means the Lenders in the aggregate having 100% of the Aggregate Commitment applicable to the Lenders.

     "Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

     "Revolving Principal Balance" means the aggregate unpaid principal balance of the Notes at the time in question.

     "Schedule" refers to a specific schedule to this Agreement, unless another document is specifically referenced.

     "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

     "Stock Repurchases" means the dollar amount expended by the Borrower to acquire or retire any of its capital stock.

     "Subordinated Indebtedness" of a Person means any Indebtedness of such Person, permitted by all of the Lenders, the payment of which is subordinated to payment of the Obligations on terms which are satisfactory to of all of the Lenders including, but not limited to, the Subordinated Indebtedness described in Schedule 2.

     "Subsidiary" of a Person means (a) any corporation, 49% or more of the outstanding securities having ordinary voting power, of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its subsidiaries or by such Person and one or more of its subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization, 50% or more of the ownership interests having ordinary voting power, of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a > Subsidiary= shall mean a Subsidiary of the Borrower. As of the Closing Date, there are no Subsidiaries except those listed on Schedule 1 attached.

     "Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which (a) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as of the beginning of the twelve-month period ending with the month in which such determination is made, or (b) is responsible for more than 10% of the Consolidated EBITDA as reflected in the financial statements referred to in clause (a) above.

     "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.

     "Transferee" is defined in Section 12.4.

     "Type" means, with respect to any Advance, its nature as a CB Floating Rate Advance or a Eurodollar Advance.

     "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

     "Unreimbursed Amount" has the meaning set forth in Section 2.20(c)(i).

1.2.      Other Interpretive Provisions.

(a)     The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)     (i)     The words "herein" and "hereunder" and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)     The term "including" is by way of example and not limitation.

(iii)     The term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced.

(c)     In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

(d)     Section headings herein and the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.3     Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, Agreement Accounting Principles, as in effect from time to time, applied in a manner consistent with that used in preparing the Financial Statements, except as otherwise specifically prescribed herein.

1.4     Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5.     References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

ARTICLE II

THE CREDITS

2.1.      Commitment. From and including the Closing Date and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to lend hereunder shall expire on the Facility Termination Date.

2.2.     Required Payments; Termination. Any outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

2.3.     Ratable Loans. Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment (the Pro Rata Shares).

2.4.     Types of Advances. The Advances may be CB Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9; provided, however, no more than six (6) Eurodollar Loans may be outstanding at any one time.

2.5.     Commitment Fee; Reductions in Aggregate Commitment; Closing Fee .

(a)     The Borrower agrees to pay to the Agent for the account of each Lender in accordance with its Pro Rata Share a commitment fee equal to the Applicable Margin times the actual daily amount by which the Aggregate Commitment exceeds the sum of (i) the Outstanding Amount of Advances, and (ii) the Outstanding Amount of L/C Obligations, payable quarterly in arrears on the fifteenth (15th) day following the last day of each of the Borrower= s fiscal quarters hereafter and on the Facility Termination Date. If there is any change in the Applicable Margin during any fiscal quarter, the actual daily unused portion shall be computed and multiplied by the Applicable Margin separately for each period during such fiscal quarter that such Applicable Margin was in effect. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $5,000,000.00, upon at least five Business Days= written notice to the Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Commitment may not be reduced below the aggregate principal amount of the outstanding Advances. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

(b)     The Borrower agrees to pay to the Agent, on or before the Closing Date, for the account of each Lender in accordance with its Pro Rata Share a closing fee equal to the Applicable Margin times the Aggregate Commitment.

2.6.     Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $100,000.00 (and in multiples of $100,000.00 if in excess thereof), and each CB Floating Rate Advance shall be in the minimum amount of $25,000.00 (and in multiples of $25,000.00 if in excess thereof); provided, however, that any CB Floating Rate Advance may be in the amount of the unused Aggregate Commitment.

2.7.     Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding CB Floating Rate Advances, or, in a minimum aggregate amount of $25,000.00 or any integral multiple of $25,000.00 in excess thereof, any portion of the outstanding CB Floating Rate Advances upon two Business Days' prior notice to the Agent. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $100,000.00 or any integral multiple of $100,000.00 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days' prior notice to the Agent.

2.8.     Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 11:00 a.m. (Fort Worth time) at least one Business Day before the Borrowing Date (two Business Days in the case of a Eurodollar Advance), specifying:

(a)     the Borrowing Date, which shall be a Business Day, of such Advance,

(b)     the aggregate amount of such Advance,

(c)     the Type of Advance selected, and

(d)     in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than 1:00 P.M. (Fort Worth time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available in Fort Worth to the Agent at its address specified pursuant to Article XIII. The Agent will make the funds so received from the Lenders available to the Borrower at the Principal Office.

2.9.     Conversion and Continuation of Outstanding Advances. CB Floating Rate Advances shall continue as CB Floating Rate Advances unless and until such CB Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a CB Floating Rate Advance unless (a) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (b) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of a CB Floating Rate Advance into a Eurodollar Advance. The Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a CB Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 11:00 a.m. (Fort Worth time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

(a)     the requested date, which shall be a Business Day, of such conversion or continuation,

(b)     the aggregate amount and Type of the Advance which is to be converted or continued, and

(c)     the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

2.10.     Changes in Interest Rate; Applicable Margin.

(a)     Each CB Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a CB Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the CB Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a CB Floating Rate Advance will take effect simultaneously with each change in the Prime Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Agent as applicable to such Eurodollar Advance based upon the Borrower's selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.

(b)     The Applicable Margin in effect at any time is determined by reference to Appendix 1 attached to this Agreement.

2.11.     Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower, declare that no Advance may be made as, converted into, or continued as a Eurodollar Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower, declare that (a) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the Maximum Rate, and (b) each CB Floating Rate Advance shall bear interest at the Maximum Rate; provided that, during the continuance of a Default under Section 7.5 or 7.6, the interest rates set forth in clauses (a) and (b) above shall be applicable to all Advances without any election or action on the part of the Agent or any Lender.

2.12.     Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to Article XIII, by 1:00 P.M. (Fort Worth time) on the date when due and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of the Borrower maintained with Lender for each payment of principal, interest and fees as it becomes due hereunder.

2.13.     Noteless Agreement; Evidence of Indebtedness.

(a)     Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)      The Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder from the Borrower and each Lender's share thereof.

(c)     The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d)      Any Lender may request that its Loans be evidenced by a promissory note (a "Note"). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender in a form supplied by the Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.

2.14.     Telephonic Notices. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any Person or Persons whom the Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.15.     Interest Payment Dates; Interest and Fee Basis. Interest accrued on each CB Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof and at maturity. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest and commitment fees shall be calculated for actual days elapsed on the basis of a 365 or 366 day year (as applicable). Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 1:00 P.M. (Fort Worth time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.16.     Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Prime Rate.

2.17.     Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

2.18.     Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (a) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (b) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.19.     Increase in Aggregate Commitment.

(a)     Request for Increase. Provided there exists no Default or Unmatured Default, upon notice to the Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Aggregate Commitment by an amount (for all such requests) not exceeding $25,000,000.00, provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000.00, and (ii) the Borrower may make a maximum of three (3) such requests. At the time of sending such notice, the Borrower (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten [10] Business Days from the date of delivery of such notice to the Lenders).

(b)     Lender Elections to Increase. Each Lender shall notify the Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c)     Notification by Agent; Additional Lenders. The Agent shall notify the Borrower and each Lender of the Lenders' responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Agent and the L/C Issuer (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Agent and its counsel.

(d)     Effective Date and Allocations. If the Aggregate Commitment is increased in accordance with this Section 2.19, the Agent and the Borrower shall determine the effective date (the "Increase Effective Date") and the final allocation of such increase. The Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e)     Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Agent a certificate of the Borrower and each Guarantor dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by an Authorized Officer of the Borrower and each Guarantor (i) certifying and attaching the resolutions adopted by the Borrower and each Guarantor approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.19, the representation and warranties contained in Section 5.4 shall be deemed to refer to the most recent statements furnished pursuant to Section 6.1 and (B) no Default or Unmatured Default exists. The Borrower shall prepay any Loans outstanding on the Increase Effective Date to the extent necessary to keep the Outstanding Amount ratable with any revised Pro Rata Shares arising from any nonratable increase in the Aggregate Commitment under this Section 2.19. As an additional condition precedent to such increase, the Borrower agrees to pay to the Agent for the account of each Lender in accordance with its Pro Rata Share a closing fee equal to the Applicable Margin times the difference between the Aggregate Commitment prior to such increase and the Aggregate Commitment after such increase.

(f)     Conflicting Provisions. This Section 2.19 shall supersede any contrary provisions in this Agreement.

2.20     Letters of Credit.

(a)     The Letter of Credit Commitment.

(i)     Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.20, from time to time on any Business Day during the period from the Closing Date until the day immediately prior to the Facility Termination Date, to issue Letters of Credit for the account of the Borrower, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (Y) the Outstanding Amount of all L/C Obligations and all Loans would exceed the Aggregate Commitment, or (Z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower= s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed

(ii)     The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

     (A)     any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

     (B)     the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date; or

     (C)     the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer.

(iii)     The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv)     Notwithstanding any provision to the contrary contained in the Loan Documents, the L/C Issuer shall not issue Letters of Credit which, in the aggregate face amount, exceed the Letter of Credit Sublimit at any one time, or which would cause the Outstanding Amount of all Loans, plus the Outstanding Amount of L/C Obligations related to Letters of Credit, to exceed the Aggregate Commitment.

(b)     Procedures for Issuance and Amendment of Letters of Credit; Evergreen Letters of Credit.

(i)     Each Letter of Credit shall be issued or amended, as the case may be, upon the written request of the Borrower delivered to the L/C Issuer (with a copy to the Agent if different than the L/C Issuer) in the form of a Letter of Credit Application, appropriately completed and signed by an Authorized Officer of the Borrower. Such L/C Application must be received by the L/C Issuer and the Agent not later than 1:00 p.m., Fort Worth, Texas time, at least two (2) Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (W) the Letter of Credit to be amended; (X) the proposed date of amendment thereof (which shall be a Business Day); (Y) the nature of the proposed amendment; and (Z) such other matters as the L/C Issuer may require.

(ii)     Promptly after receipt of any Letter of Credit Application, the L/C Issuer (if not the Agent) will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer's usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a participation in such Letter of Credit in an amount equal to the product of such Lender= s Pro Rata Share times the amount of such Letter of Credit.

(iii)     The L/C Issuer will not agree to issue a Letter of Credit that has automatic renewal provisions. Notwithstanding anything to the contrary contained herein or in the other Loan Documents, the L/C Issuer shall have no obligation to permit the renewal of any Letter of Credit at any time.

(iv)     Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Agent (if different from the L/C Issuer) a true and complete copy of such Letter of Credit or amendment.

(c)     Drawings and Reimbursements; Funding of Participations.

(i)     Upon any drawing under any Letter of Credit, the L/C Issuer shall notify the Borrower and the Agent (if different than the L/C Issuer) thereof. Not later than 1:00 p.m. , Fort Worth, Texas time, on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an "Honor Date"), the Borrower shall reimburse the L/C Issuer through the Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Borrower shall be deemed to have requested a CB Floating Rate Advance to be disbursed on the Honor Date in an amount equal to the drawing under the Letter of Credit (the "Unreimbursed Amount"), without regard to the minimum amounts specified elsewhere herein for the principal amount of CB Floating Rate Advances, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.2. Any notice given by the L/C Issuer pursuant to this Section 2.20(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)     Each Lender (including the L/C Issuer) shall upon any notice pursuant to Section 2.20(c)(i) with regard to a CB Floating Rate Advance make funds available to the Agent for the account of the L/C Issuer at the Agent= s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m., Fort Worth, Texas time, on the Business Day specified in such notice by the Agent, whereupon, subject to the provisions of Section 2.20(c)(iii), each Lender that so makes funds available shall be deemed to have made a CB Floating Rate Loan to the Borrower in such amount. The Agent shall remit the funds so received to the L/C Issuer.

(iii)     With respect to any Unreimbursed Amount that is not fully refinanced by a CB Floating Rate Loan because the conditions set forth in Section 4.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable within ten (10) days after L/C Issuer's demand (together with interest) and shall bear interest at the Maximum Rate. In such event, each Lender= s payment to the Agent for the account of the L/C Issuer pursuant to Section 2.20(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under Section 2.20.

(iv)     Until each Lender funds its CB Floating Rate Loan or L/C Advance pursuant to this Section 2.20(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, accrued interest in respect of such Lender= s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v)     Each Lender= s obligation to make CB Floating Rate Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.20(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)     If any Lender fails to make available to the Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.20(c) by the time specified in Section 2.20(c)(ii), the L/C Issuer shall be entitled to recover from such Lender, on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)     Repayment of Participations.

(i)     At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender= s L/C Advance in respect of such payment in accordance with Section 2.20(c), if the Agent receives for the account of the L/C Issuer any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest thereon, the Agent will distribute to such Lender its Pro Rata Share thereof in the same funds as those received by the Agent.

(ii)     If any payment received by the Agent for the account of the L/C Issuer pursuant to Section 2.20(c)(i) is required to be returned, each Lender shall pay to the Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e)     Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit, and to repay each L/C Borrowing and each drawing under a Letter of Credit that is refinanced by a CB Floating Rate Loan, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following, subject, however, to the obligations of the L/C Issuer under Section 2.20(f):

(i)     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)     the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)     any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)     any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)     any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

     The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower= s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)     Role of the L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. No Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower= s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.20(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer's willful misconduct or gross negligence or the L/C Issuer's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)     Letter of Credit Fees. The Borrower shall pay to the Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit equal to the Commitment Fee Applicable Margin (on the basis of 365 or 366 day year, as applicable) times the actual daily maximum amount available to be drawn under each such Letter of Credit. Such fee for each Letter of Credit shall be due and payable quarterly in arrears on the fifteenth (15th) day following the last day of each of the Borrower= s fiscal quarters, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Facility Termination Date. If there is any change in the Commitment Fee Applicable Margin during any fiscal quarter, the actual daily amount of each Letter of Credit shall be computed and multiplied by the Commitment Fee Applicable Margin separately for each period during such quarter that such Commitment Fee Applicable Margin was in effect.

(h)     Fees and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account individual customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to Letters of Credit as from time to time in effect. The amount of such fees shall be negotiated and established from time to time between the Borrower and the L/C Issuer. Such fees and charges are due and payable on demand, are nonrefundable, and are not shared with the other Lenders.

(i)     Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(j)     Letters of Credit Not Paid On Or Before Facility Termination Date. If any Letter of Credit is not paid or terminated on or prior to the Facility Termination Date, such L/C Obligation shall be cash collateralized or secured by a letter of credit issued by an institution acceptable to the Agent.

ARTICLE III

YIELD PROTECTION; TAXES

3.1.     Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a)     subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Eurodollar Loans, or

(b)     imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(c)     imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Eurodollar Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Eurodollar Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Eurodollar Loans held or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Eurodollar Loans or Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such Eurodollar Loans or Commitment, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

3.2.     Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its Commitment to make Loans hereunder (after taking into account such Lender's policies as to capital adequacy). "Change" means (a) any change after the date of this Agreement in the Risk-Based Capital Guidelines, or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (y) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (z) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.3.     Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (a) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (b) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to CB Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4.     Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

3.5.     Taxes.

(a)     All payments by the Borrower to or for the account of any Lender or the Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) the Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(b)     In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note ("Other Taxes").

(c)      The Borrower hereby agrees to indemnify the Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Agent or such Lender makes demand therefor.

3.6     Inability to Determine Interest Rate. If the Agent determines that (a) quotations of interest rates for the relevant deposits referred to in the definition of Eurodollar Base Rate are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the interest rate on a Eurodollar Advance as provided in this Agreement, or (b) the relevant interest rates referred to in the definition of Eurodollar Base Rate do not accurately cover the cost to the Bank of making, funding or maintaining Eurodollar Advances, then the Agent shall, at the Agent's option, give notice of such circumstances to the Borrower, whereupon (i) the obligation of the Lenders to make Eurodollar Advances shall be suspended until the Agent notifies the Borrower that the circumstances giving rise to the suspension no longer exist, and (ii) the Borrower shall repay in full the then outstanding principal amount of each Eurodollar Rate Advance, together with accrued interest, on the last day of the then current Interest Period applicable to the Eurodollar Advance, provided, however, that, subject to the terms and conditions of this Agreement and the other Loan Documents, the Borrower shall be entitled to simultaneously replace the entire outstanding balance of any Eurodollar Advance repaid in accordance with this section with an Advance bearing interest at the CB Floating Rate minus the Applicable Margin for CB Floating Rate Advances in the same amount. If the Agent determines on any day that quotations of interest rates for the relevant deposits referred to in the definition of Adjusted One Month Eurodollar Rate are not being provided for purposes of determining the interest rate on any CB Floating Rate Advance on any day, then each CB Floating Rate Advance shall bear interest at the Prime Rate minus the Applicable Margin for CB Floating Rate Advances until the Agent determines that quotations of interest rates for the relevant deposits referred to in the definition of Adjusted One Month Eurodollar Rate are being provided.

ARTICLE IV

CONDITIONS PRECEDENT

4.1.     Initial Advance. The Lenders shall not be required to make the initial Advance hereunder unless the Borrower has furnished to the Agent with sufficient copies for the Lenders:

(a)     Copies of the articles or certificate of incorporation of the Borrower, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation.

(b)     Copies of its by-laws and of its Board of Directors' resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Borrower is a party.

(c)     An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrower authorized to sign the Loan Documents to which the Borrower is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

(d)     Any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender.

(e)     If applicable and requested by the Agent, written money transfer instructions, in substantially the form of Exhibit C, addressed to the Agent and signed by an Authorized Officer.

(f)     Such other documents as any Lender or its counsel may have reasonably requested.

4.2.     Each Advance. The Lenders shall not be required to make any Advance unless on the applicable Borrowing Date:

(a)     There exists no Default or Unmatured Default.

(b)     The representations and warranties contained in Article V are true and correct as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

(c)     All legal matters incident to the making of such Advance shall be satisfactory to the Lenders and their counsel.

     Each Borrowing Notice with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(a) and (b) have been satisfied. Any Lender may require a duly completed compliance certificate in substantially the form of Exhibit A as a condition to making an Advance.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1.     Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

5.2.     Authorization and Validity. The Borrower has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which the Borrower is a party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

5.3.     No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (a) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (b) the Borrower's or any Subsidiary's articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (c) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4.     Financial Statements. The December 31, 2009 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with Agreement Accounting Principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

5.5.     Material Adverse Change. Since December 31, 2009, there has been no change in the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

5.6.     Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other material tax returns which are required to be filed and have paid all material taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists. The United States income tax returns of the Borrower and its Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended July 31, 1996. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.7.     Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Loans. The Borrower has no material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8.     Subsidiaries. Schedule 1 contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.9.     ERISA. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

5.10.     Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.11.     Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

5.12.     Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness.

5.13.     Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property.

5.14.     Ownership of Properties. Except as set forth on Schedule 2, on the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.15, to all of the Property and assets reflected in the Borrower's most recent consolidated financial statements provided to the Agent as owned by the Borrower and its Subsidiaries.

5.15.     Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. ' 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.16.     Environmental Matters. In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.17.      Subordinated Indebtedness. The Obligations constitute senior indebtedness which is entitled to the benefits of the subordination provisions of all outstanding Subordinated Indebtedness.

5.18.     Insurance. The certificate signed by the President or Chief Financial Officer of the Borrower that attests to the existence and adequacy of, and summarizes, the property and casualty insurance program carried by the Borrower with respect to itself and its Subsidiaries and that has been furnished by the Borrower to the Agent and the Lenders, is complete and accurate. This summary includes the insurer's or insurers' name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, exclusion(s), and deductibles. This summary also includes similar information, and describes any reserves, relating to any self-insurance program that is in effect.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1.     Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

(a)     Within ninety (90) days after the close of each of its fiscal years, an unqualified audit report certified by Hein & Associates, LLP or an independent registered accounting firm acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related consolidated statements of income, changes in stockholder equity, comprehensive income and cash flows, accompanied by any report on internal controls prepared by said accountants, in each case setting forth in comparative form the figures for the preceding fiscal year.

(b)     Within forty-five (45) days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated statement of income and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

(c)     Together with the financial statements required under Sections 6.1(a) and (b), a Compliance Certificate in substantially the form of Exhibit A signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(d)     As soon as possible and in any event within ten (10) days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

(e)     Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

(f)     Promptly upon the filing thereof, copies of all registration statements and annual, quarterly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

(g)     Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

6.2.     Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances for general corporate purposes and acquisition financing. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any "margin stock" (as defined in Regulation U).

6.3.     Notice of Default. The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

6.4.     Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

6.5.     Taxes. The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

6.6.     Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

6.7.     Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws.

6.8.     Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

6.9.     Inspection. The Borrower will, and will cause each Subsidiary to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Agent or any Lender may designate.

6.10.     Depository. To the extent permitted by applicable law, the Borrower and its Subsidiaries shall maintain their primary domestic deposit account relationships with Lender when reasonably convenient, and when not reasonably convenient with the other Lenders.

6.11.     Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except for (a) the Loans, (b) trade debt incurred in the ordinary course of business, (c) intercompany Indebtedness, (d) endorsements of negotiable instruments in the ordinary course of business, (e) Indebtedness described in Schedule 2, (f) Subordinated Indebtedness permitted by all of the Lenders, (g) Subordinated Indebtedness which in the aggregate does not exceed the Consolidated EBITDA for the trailing twelve (12) month period, (h) contingent liabilities and indebtedness to third Persons of up to $2,000,000.00 in the aggregate during any twelve (12) month period; provided, however, the Borrower shall notify Agent of any contingent liability which exceeds $1,000,000.00, (i) any obligation of the Borrower to a Person which is generated by a permitted Financial Hedge, and (j) letters of credit (as such instruments are called in the Borrower= s credit services product) issued by the Borrower for the benefit of an independent lender.

6.12.     Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that a Subsidiary may merge into the Borrower or a Subsidiary.

6.13.     Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property to any other Person, except for (a) sales of inventory in the ordinary course of business, and (b) leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section during the twelve (12) month period ending with the month in which any such lease, sale or other disposition is scheduled to occur would reduce Consolidated EBITDA for the trailing twelve (12) month period by more than ten percent (10%).

6.14.     Investments and Acquisitions. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including, without limitation, loans and advances to Subsidiaries), or commitments therefore, or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except for (a) Cash Equivalent Investments, (b) existing investments in Subsidiaries and other Investments in existence on the Closing Date, or (c) Acquisition Investment(s) during the preceding twelve (12) month period as long as the aggregate purchase price of such Acquisition Investment(s) do not exceed ten percent (10%) of the Consolidated Tangible Net Worth as reflected on the Borrower's most recently submitted Compliance Certificate. For purposes of this Section 6.14, the term "Acquisition Investment" shall include, but not be limited to, investment in a newly created company with limited or no operating history and/or with limited or no tangible assets.

6.15.     Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

(a)     Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

(b)     Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due.

(c)     Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(d)     Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

(e)     Liens existing on the date hereof and described in Schedule 2.

(f)     Liens in favor of the Agent, for the benefit of the Lenders.

In addition, the Borrower shall not enter into an agreement with any Person whereby the Borrower agrees not to create or suffer to exist any Lien upon any of its property or assets now owned or hereafter acquired.

6.16.     Loans. The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, make any loans or advances to any Person except (a) in the ordinary course of the Borrower= s and Subsidiaries= businesses, and (b) in an amount up to $10,000,000.00 in the aggregate outstanding at any one time.

6.17.     Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

6.18.     Judgments. The Borrower will not and will not permit any Subsidiary to allow any Judgment for the payment of money in excess of $1,000,000.00 rendered against Borrower or any Subsidiary to remain undischarged or unsuperseded for a period of 30 days during which execution shall not be effectively stayed.

6.19.     Financial Covenants. For purposes of the following financial covenants, if an Acquisition Investment has been completed during the preceding four fiscal quarters, the computations of Consolidated EBITDA, Consolidated Net Income, and Consolidated Rentals shall be calculated for the preceding four quarter period as if such Acquisition Investment had been acquired, in each case, on the first day of such four quarter period. Any cost savings expected to be achieved by the Borrower as a result of the Acquisition Investment(s) may be factored into the calculations of Consolidated EBITDA, Consolidated Net Income, and Consolidated Rentals if authorized by the Lenders

(a)     Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio, determined as of the end of each of its fiscal quarters, to be less than 1.25 to 1.0.

(b)     Leverage Ratio. The Borrower will not permit the Leverage Ratio, determined as of the end of each of its fiscal quarters, to be greater than 2.50 to 1.00.

(c)     Minimum Tangible Net Worth. The Borrower will at all times maintain Consolidated Tangible Net Worth of not less than $115,000,000.00, increased, but not decreased, on a cumulative basis as of the last day of each fiscal year end commencing with the fiscal year that ends December 31, 2010, by an amount equal to 100% of Consolidated Net Income less the aggregate amount of Stock Repurchases accomplished and dividends paid, during the subject fiscal year. For purposes of this Subsection 6.19(c), Consolidated Tangible Net Worth shall not include accumulated other comprehensive income.

6.20.     Subsidiaries as Guarantors. All present and future Subsidiaries shall be guarantors of the Obligations pursuant to the Guaranty and/or a similar Loan Document which is in form and substance satisfactory to the Lenders.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1.     Misrepresentations. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

7.2.     Nonpayment of Obligations.

(a)     Nonpayment of principal of any Loan when due, or nonpayment of interest upon any Loan or of any commitment fee or other obligations (except L/C Obligations) under any of the Loan Documents within 10 days after the same becomes due.

(b)     Nonpayment of any L/C Obligation within ten (10) days after L/C Issuer's demand.

7.3.     Breach of Article VI Covenants. The breach by the Borrower of any of the terms or provisions of Article VI; provided, however, the Borrower shall be provided by Agent or any Lender written notice of, and a 30-day opportunity to cure, an Unmatured Default under Section 6.19 (including all Subsections).

7.4.     Breach of Other Covenants. The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement.

7.5.     Voluntary Debtor Relief. The Borrower or any of its Subsidiaries shall (a) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.5 or (f) fail to contest in good faith any appointment or proceeding described in Section 7.6.

7.6.     Involuntary Debtor Relief. Without the application, approval or consent of the Borrower, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.5(d) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

7.7.     Other Promissory Notes and Agreements. The Borrower, or any of its Subsidiaries, shall be in default under any other Promissory Note, collateral document or other written agreement between Agent or any Lender, or any other Person (involving an amount in excess of $1,000,000.00 when applicable to "any other Person"), and the Borrower and/or a Subsidiary, taking into account all applicable requirements of notice, grace and cure.

7.8.     Environmental Problems. The Borrower or any of its Subsidiaries shall (a) be the subject of any proceeding or investigation pertaining to the release by the Borrower, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or (b) violate any Environmental Law, which, in the case of an event described in clause (a) or clause (b), could reasonably be expected to have a Material Adverse Effect.

7.9.      Default Under Other Loan Documents. The occurrence of any "default", as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.

7.10.      Invalidity of Guaranty. Any Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of any Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under any Guaranty to which it is a party, or shall give notice to such effect.

7.11     Change in Control. A Change in Control occurs.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1.     Acceleration. If any Default described in Section 7.5 or 7.6 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action in the part of the Agent or any Lender. If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives. In addition, if any Default occurs, the L/C Issuer may declare the obligation to make L/C Credit Extensions to be suspended and/or terminated and, further, require the Borrower to secure the L/C Obligations with cash collateral, in an amount equal to the Outstanding Amount of the L/C Obligations.

8.2.     Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders:

(a)     Extend the final maturity of any Loan or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

(b)     Extend any Letter of Credit Expiration Date or reduce the Letter of Credit Fee.

(c)     Increase the Letter of Credit Sublimit.

(d)     Reduce the percentage specified in the definition of Required Lenders.

(e)     Extend the Facility Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2, or increase the amount of the Commitment of any Lender hereunder, or permit the Borrower to assign its rights under this Agreement.

(f)     Amend this Section 8.2.

(g)     Release any Guarantor of any Advance unless Guarantor is sold or liquidated.

(h)     Amend any of the following Sections of this Agreement: 6.1, 6.10, 6.11, 6.16, or 6.19.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fee required under Section 12.3(b) without obtaining the consent of any other party to this Agreement.

8.3.     Preservation of Rights. No delay or omission of the Lenders or the Agent or the L/C Issuer to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations (including the L/C Obligations) have been paid or otherwise satisfied in full.

ARTICLE IX

GENERAL PROVISIONS

9.1.     Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Loans herein contemplated.

9.2.     Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3.     Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4.     Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof.

9.5.     Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

9.6.     Expenses; Indemnification.

(a)     The Borrower shall reimburse the Agent for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent and the Lenders, which attorneys may be employees of the Agent or the Lenders) paid or incurred by the Agent or any Lender in connection with the collection and enforcement of the Loan Documents. The Borrower acknowledges that from time to time Agent may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the "Reports") pertaining to the Borrower's assets for internal use by Agent from information furnished to it by or on behalf of the Borrower, after Agent has exercised its rights of inspection pursuant to this Agreement.

(b)     The Borrower hereby further agrees to indemnify the Agent and each Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

9.7.     Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

9.8.     Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower and all its Subsidiaries.

9.9.     Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10.     Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. The Borrower agrees that neither the Agent nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11.     Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (a) to its Affiliates and to other Lenders and their respective Affiliates, (b) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (c) to regulatory officials, (d) to any Person as requested pursuant to or as required by law, regulation, or legal process, (e) to any Person in connection with any legal proceeding to which such Lender is a party, (f) to such Lender's direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, and (g) permitted by Section 12.4.

9.12.     Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Loans provided for herein.

9.13     Prior Agreement, Security Interests, and Liens. The Prior Agreement (and all modifications, renewals and extensions thereof) is hereby renewed, extended, restated and replaced by this Agreement; provided, however, the security interests and liens created by such Prior Agreement and the Loan Documents (as defined in the Prior Agreement), except for the Lenders' right of setoff as set forth in Section 11.1, are hereby expressly released by the Agent.

9.14     USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31, U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, if Borrower is an individual Bank will ask for Borrower= s name, taxpayer identification number, residential address, date of birth, and other information that will allow Bank to identify Borrower, and if Borrower is not an individual Bank will ask for Borrower= s name, taxpayer identification number, business address, and other information that will allow Bank to identify Borrower. Bank may also ask, if Borrower is an individual to see Borrower= s driver= s license or other identifying documents, and if Borrower is not an individual to see Borrower= s legal organizational documents or other identifying documents.

ARTICLE X

THE AGENT

10.1.     Appointment; Nature of Relationship. JPMorgan Chase Bank, N.A. is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the "Agent") hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term "Agent," it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Agent (a) does not hereby assume any fiduciary duties to any of the Lenders, (b) is a "representative" of the Lenders within the meaning of Section 1.201 of the Uniform Commercial Code and (c) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives. In addition to the preceding, the L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Agent may agree at the request of the Required Lenders to act for the L/C Issuer with respect thereto; provided, however, that the L/C Issuer shall have all of the benefits and immunities (i) provided to the Agent in this Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with the Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Agent" as used in this Article X included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

10.2.     Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

10.3.     General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4.     No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any Guarantor of any of the Obligations or of any of the Borrower's or any such Guarantor's respective Subsidiaries. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

10.5.     Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6.     Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent's duties hereunder and under any other Loan Document.

10.7.     Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

10.8.     Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (a) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (b) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9.     Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

10.10.     Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

10.11.     Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.12.     Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty (30) days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term "Prime Rate" as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent. If the Agent is also the L/C Issuer at the time of removal, the Borrower and/or other Lenders shall (a) provide to the L/C Issuer appropriate assurances and indemnities as such Person may reasonably require with report to any continuing obligation to perform under any existing Letter of Credit or to purchase participation interest in any L/C Obligations then outstanding, or (b) release the L/C Issuer from its obligations under the Loan Documents.

10.13.     Agent's Fee. The Borrower agrees to pay to the Agent, for its own account, the fees agreed to by the Borrower and the Agent from time to time.

10.14.     Delegation to Affiliates. The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

10.15.     Collateral Releases. The Lenders hereby empower and authorize the Agent to execute and deliver to the Borrower on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of collateral which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 8.2, all of the Lenders) in writing.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1.     Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

11.2.     Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1.     Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (a) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (b) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (b) of this Section, any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; provided, however, that no such assignment to a Federal Reserve Bank shall release the transferor Lender from its obligations hereunder. The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of the rights to any Loan or any Note agrees by acceptance of such transfer or assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder, transferee or assignee of the rights to such Loan.

12.2.     Participations.

(a)     Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

(b)     Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment, extends the Facility Termination Date, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Commitment, releases any guarantor of any such Loan or releases all or substantially all of the collateral, if any, securing any such Loan.

(c)     Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

12.3.     Assignments.

(a)      Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit B or in such other form as may be agreed to by the parties thereto. The consent of the Borrower and the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent shall not be unreasonably withheld or delayed. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate thereof shall (unless each of the Borrower and the Agent otherwise consents) be in an amount not less than the lesser of (i) $5,000,000.00 or (ii) the remaining amount of the assigning Lender's Commitment (calculated as at the date of such assignment) or outstanding Loans (if the applicable Commitment has been terminated).

(b)     Effect; Effective Date. Upon (i) delivery to the Agent of an assignment, together with any consents required by Section 12.3(a), and (ii) payment of a reasonable fee to the Agent for processing such assignment (unless such fee is waived by the Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement constitutes "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3(b), the transferor Lender, the Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

12.4.     Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

ARTICLE XIII

NOTICES

13.1.     Notices. Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of the Borrower or the Agent, at its address or facsimile number set forth on the signature pages hereof, (b) in the case of any Lender, at its address or facsimile number set forth below its signature hereto or (c) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Agent under Article II shall not be effective until received.

13.2.     Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by facsimile transmission or telephone that it has taken such action.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION;
WAIVER OF JURY TRIAL; MAXIMUM RATE

15.1.     CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF TEXAS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2.     CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR TEXAS STATE COURT SITTING IN FORT WORTH, TEXAS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN FORT WORTH, TARRANT COUNTY, TEXAS.

15.3.     WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

15.4     MAXIMUM RATE. THIS AGREEMENT AND ALL OF THE OTHER LOAN DOCUMENTS ARE INTENDED TO BE PERFORMED IN ACCORDANCE WITH, AND ONLY TO THE EXTENT PERMITTED BY, ALL APPLICABLE USURY LAWS. IF ANY PROVISION HEREOF OR OF ANY OF THE OTHER LOAN DOCUMENTS OR THE APPLICATION THEREOF TO ANY PERSON OR CIRCUMSTANCE SHALL, FOR ANY REASON AND TO ANY EXTENT, BE INVALID OR UNENFORCEABLE, NEITHER THE APPLICATION OF SUCH PROVISION TO ANY OTHER PERSON OR CIRCUMSTANCE NOR THE REMAINDER OF THE INSTRUMENT IN WHICH SUCH PROVISION IS CONTAINED SHALL BE AFFECTED THEREBY AND SHALL BE ENFORCED TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAWS. IT IS EXPRESSLY STIPULATED AND AGREED TO BE THE INTENT OF THE BORROWER AND THE AGENT AND THE LENDERS TO AT ALL TIMES COMPLY WITH THE USURY AND OTHER APPLICABLE LAWS NOW OR HEREAFTER GOVERNING THE INTEREST PAYABLE ON THE OBLIGATIONS. IF THE APPLICABLE LAW IS EVER REVISED, REPEALED OR JUDICIALLY INTERPRETED SO AS TO RENDER USURIOUS ANY AMOUNT CALLED FOR UNDER THIS AGREEMENT OR UNDER ANY OF THE OTHER LOAN DOCUMENTS, OR CONTRACTED FOR, CHARGED, TAKEN, RESERVED OR RECEIVED WITH RESPECT TO THE OBLIGATIONS, OR IF THE AGENT= S OR THE LENDERS= EXERCISE OF THE OPTION TO ACCELERATE THE MATURITY OF ANY NOTE, OR IF ANY PREPAYMENT OF ANY NOTE RESULTS IN THE PAYMENT OF ANY INTEREST IN EXCESS OF THAT PERMITTED BY LAW, THEN IT IS THE EXPRESS INTENT OF THE BORROWER AND THE APPLICABLE LENDER THAT ALL EXCESS AMOUNTS THERETOFORE COLLECTED BY THE LENDER BE CREDITED ON THE PRINCIPAL BALANCE OF THE NOTE (OR, IF THE NOTES AND ALL OF THE OBLIGATIONS HAVE BEEN PAID IN FULL, REFUNDED), AND THE PROVISIONS OF THE NOTES AND THE OTHER LOAN DOCUMENTS IMMEDIATELY BE DEEMED REFORMED AND THE AMOUNTS THEREAFTER COLLECTABLE HEREUNDER AND THEREUNDER REDUCED, WITHOUT THE NECESSITY OF THE EXECUTION OF ANY NEW DOCUMENT, SO AS TO COMPLY WITH THE THEN APPLICABLE LAWS, BUT SO AS TO PERMIT THE RECOVERY OF THE FULLEST AMOUNT OTHERWISE CALLED FOR HEREUNDER OR THEREUNDER. ALL SUMS PAID, OR AGREED TO BE PAID, FOR THE USE, FORBEARANCE, DETENTION, TAKING, CHARGING, RECEIVING OR RESERVING ON THE OBLIGATIONS SHALL, TO THE EXTENT PERMITTED BY APPLICABLE LAWS, BE AMORTIZED, PRORATED, ALLOCATED AND SPREAD THROUGHOUT THE FULL TERM OF SUCH OBLIGATIONS UNTIL PAYMENT IN FULL SO THAT THE RATE OR AMOUNT OF INTEREST ON ACCOUNT OF SUCH OBLIGATIONS DOES NOT EXCEED THE USURY CEILING FROM TIME TO TIME IN EFFECT AND APPLICABLE THERETO FOR SO LONG AS DEBT IS OUTSTANDING UNDER THE NOTES. TO THE EXTENT THAT THE AGENT AND THE LENDERS ARE RELYING ON CHAPTER 303 OF THE TEXAS FINANCE CODE TO DETERMINE THE MAXIMUM RATE ("MAXIMUM RATE") PAYABLE ON THE NOTES, THE AGENT AND THE LENDERS WILL UTILIZE THE WEEKLY CEILING FROM TIME TO TIME IN EFFECT AS PROVIDED IN SUCH CHAPTER 303. TO THE EXTENT FEDERAL LAW PERMITS THE AGENT AND THE LENDERS TO CONTRACT FOR, CHARGE OR RECEIVE A GREATER AMOUNT OF INTEREST, BANK WILL RELY ON FEDERAL LAW INSTEAD OF SUCH ARTICLE, AS AMENDED, FOR THE PURPOSE OF DETERMINING THE MAXIMUM RATE. ADDITIONALLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW NOW IN EFFECT, BANK MAY, AT ITS OPTION AND FROM TIME TO TIME, IMPLEMENT ANY OTHER METHOD OF COMPUTING THE MAXIMUM RATE UNDER SUCH ARTICLE, AS AMENDED, OR UNDER OTHER APPLICABLE LAW BY GIVING NOTICE, IF REQUIRED, TO THE BORROWER AS PROVIDED BY APPLICABLE LAW NOW OR HEREAFTER IN EFFECT. IN NO EVENT SHALL THE PROVISIONS OF CHAPTER 346 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING LOAN ACCOUNTS AND REVOLVING TRIPARTY ACCOUNTS) APPLY TO THE OBLIGATIONS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN ANY OF THE OTHER LOAN DOCUMENTS, IT IS NOT THE INTENTION OF THE AGENT OR ANY LENDER TO ACCELERATE THE MATURITY OF ANY INTEREST THAT HAS NOT ACCRUED AT THE TIME OF SUCH ACCELERATION OR TO COLLECT UNEARNED INTEREST AT THE TIME OF SUCH ACCELERATION.

ARTICLE XVI

STATUTE OF FRAUDS NOTICE

16.1     STATUTE OF FRAUDS NOTICE. THIS WRITTEN LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS.

     IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

LENDER:	JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

WELLS FARGO BANK, N.A.

By:
Name:
Title:

BORROWER:	FIRST CASH FINANCIAL SERVICES, INC.

By:
Name: Rick Wessel
Title: President

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention: Rick Wessel
Phone: (817)460-3947
Fax: (817)461-7019

GUARANTORS:	CASH & GO, INC.

By:
Name: Rick Wessel
Title: President

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention: Rick Wessel
Phone: (817)460-3947
Fax: (817)461-7019

FAMOUS PAWN, INC.

By:
Name: Rick Wessel
Title: President

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention: Rick Wessel
Phone: (817)460-3947
Fax: (817)461-7019

FCFS MO, INC.

By:
Name: Rick Wessel
Title: President

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention: Rick Wessel
Phone: (817)460-3947
Fax: (817)461-7019

FCFS OK, INC.

By:
Name: Rick Wessel
Title: President

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention: Rick Wessel
Phone: (817)460-3947
Fax: (817)461-7019

FCFS SC, INC.

By:
Name: Rick Wessel
Title: President

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention: Rick Wessel
Phone: (817)460-3947
Fax: (817)461-7019

FIRST CASH, INC.

By:
Name: Rick Wessel
Title: President

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention: Rick Wessel
Phone: (817)460-3947
Fax: (817)461-7019

FIRST CASH CORP.

By:
Name: Rick Wessel
Title: President

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention: Rick Wessel
Phone: (817)460-3947
Fax: (817)461-7019

FIRST CASH, LTD.

By: FIRST CASH MANAGEMENT, L.L.C.,
its General Partner

By:
Name: Rick Wessel
Title: Manager

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention: Rick Wessel
Phone: (817)460-3947
Fax: (817)461-7019

FIRST CASH CREDIT, LTD.

By: FIRST CASH CREDIT MANAGEMENT, L.L.C., its General Partner

By:
Name: R. Douglas Orr
Title: Manager

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention: Rick Wessel
Phone: (817)460-3947
Fax: (817)461-7019

FIRST CASH CREDIT MANAGEMENT, L.L.C.

By:
Name: R. Douglas Orr
Title: Manager

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention: R. Douglas Orr
Phone: (817)460-3947
Fax: (817)461-7019

FIRST CASH MANAGEMENT, L.L.C.

By:
Name: Rick Wessel
Title: Manager

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention: Rick Wessel
Phone: (817)460-3947
Fax: (817)461-7019

ONE IRON VENTURES, INC.

By:
Name: Rick Wessel
Title: President

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention: Rick Wessel
Phone: (817)460-3947
Fax: (817)461-7019

CASH PLUS CSO, INC.

By:
Name: Rick Wessel
Title: President

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention: Rick Wessel
Phone: (817)460-3947
Fax: (817)461-7019

SHAC, LLC

By:
Name: Rick Wessel
Title: President

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention: Rick Wessel
Phone: (817)460-3947
Fax: (817)461-7019

FIRST CASH, S.A. de C.V.

By:
Name: R. Douglas Orr
Title: Legal Representative

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention: R. Douglas Orr
Phone: (817)460-3947
Fax: (817)461-7019

AMERICAN LOAN EMPLOYEE SERVICES S.A. de C.V.

By:
Name: R. Douglas Orr
Title: Legal Representative

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention: R. Douglas Orr
Phone: (817)460-3947
Fax: (817)461-7019

YA SERVICIOS, S.A. de C.V. SOFOM, E.N.R.

By:
Name: R. Douglas Orr
Title: Legal Representative

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention: R. Douglas Orr
Phone: (817)460-3947
Fax: (817)461-7019

EXHIBIT A

COMPLIANCE CERTIFICATE

To:     The Lenders Parties To The
          Credit Agreement Described Below

     This Compliance Certificate is furnished pursuant to that certain Amended and Restated Credit Agreement dated as of April 30, 2010 (as amended, modified, renewed or extended from time to time, the "Agreement") among First Cash Financial Services, Inc. (the "Borrower"), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

     THE UNDERSIGNED HEREBY CERTIFIES THAT:

     1.   I am the duly elected of the Borrower;

     2.   I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

     3.   The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

     4.   Schedule I attached hereto sets forth financial data and computations evidencing the Borrower's compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

     Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

P ALIGN="JUSTIFY">

     The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this        day of            ,          .

FIRST CASH FINANCIAL SERVICES, INC.

By:
Name:
Title:

SCHEDULE 1 TO COMPLIANCE CERTIFICATE

Compliance as of _________, ____ with
Provisions of Section 6.19
of the Agreement

Description of Covenant		Calculation as of 20
(i)	Fixed Charge Coverage Ratio
	of not less than 1.25 to 1.00	to 1.00
(Section 6.19(a) of the Agreement)

(ii)	Leverage Ratio of not greater
	than 2.50 to 1.00	to 1.00
(Section 6.19(b) of the Agreement)

(iii)	Consolidated Tangible Net Worth	$
of not less than $115,000,000.00,
increased, but not decreased, on a
cumulative basis as of the last day
of each fiscal year end, by an amount
equal to 100% of Consolidated Net
Income less the aggregate amount
of Stock Repurchases accomplished
and dividends paid during preceding
fiscal year. Consolidated Tangible
Net Worth does not include accumu-
lated other comprehensive income.
(Section 6.19(c) of the Agreement)

FIRST CASH FINANCIAL SERVICES,
INC.

By:
Name: R. Douglas Orr
Title: Chief Financial Officer

EXHIBIT B

ASSIGNMENT AGREEMENT

     This Assignment Agreement (this "Assignment Agreement") between _________________ (the "Assignor") and ____________________ (the "Assignee") is dated as of                , 20___. The parties hereto agree as follows:

     1. PRELIMINARY STATEMENT. The Assignor is a party to a Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the "Credit Agreement") described in Item 1 of Schedule 1 attached hereto ("Schedule 1"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

     2. ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement and the other Loan Documents, such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement and the other Loan Documents relating to the facilities listed in Item 3 of Schedule 1. The aggregate Commitment (or Loans, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.

     3. EFFECTIVE DATE. The effective date of this Assignment Agreement (the "Effective Date") shall be the later of the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period agreed to by the Agent) after this Assignment Agreement, together with any consents required under the Credit Agreement, are delivered to the Agent. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date are not made on the proposed Effective Date.

     4. PAYMENT OBLIGATIONS. In consideration for the sale and assignment of Loans hereunder, the Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, interest and fees with respect to the interest assigned hereby. The Assignee will promptly remit to the Assignor any interest on Loans and fees received from the Agent which relate to the portion of the Commitment or Loans assigned to the Assignee hereunder for periods prior to the Effective Date and not previously paid by the Assignee to the Assignor. In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

     5. RECORDATION FEE. The Assignor and Assignee each agree to pay one-half of the recordation fee required to be paid to the Agent in connection with this Assignment Agreement unless otherwise specified in Item 6 of Schedule 1.

     6. REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR'S LIABILITY. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder, (ii) such interest is free and clear of any adverse claim created by the Assignor and (iii) the execution and delivery of this Assignment Agreement by the Assignor is duly authorized. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrower or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the property, books or records of the Borrower, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

     7. REPRESENTATIONS AND UNDERTAKINGS OF THE ASSIGNEE. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information at it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) confirms that the execution and delivery of this Assignment Agreement by the Assignee is duly authorized, (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (vi) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, (vii) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are "plan assets" as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be "plan assets" under ERISA, (viii) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys' fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee's non-performance of the obligations assumed under this Assignment Agreement, and (ix) if applicable, attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes.

     8. GOVERNING LAW. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Texas.

     9. NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.

     10. COUNTERPARTS; DELIVERY BY FACSIMILE. This Assignment Agreement may be executed in counterparts. Transmission by facsimile of an executed counterpart of this Assignment Agreement shall be deemed to constitute due and sufficient delivery of such counterpart and such facsimile shall be deemed to be an original counterpart of this Assignment Agreement.

     IN WITNESS WHEREOF, the duly authorized officers of the parties hereto have executed this Assignment Agreement by executing Schedule 1 hereto as of the date first above written.

SCHEDULE 1 to Assignment Agreement

1.

Description and Date of Credit Agreement: Amended and Restated Credit Agreement dated April 30, 2010, among First Cash Financial Services, Inc. as Borrower, and JPMorgan Chase Bank, N.A. as Agent and certain Lenders.

2.	Date of Assignment Agreement: , 20___

3.	Amounts (As of Date of Item 2 above):

a. Assignee's percentage
of the Facility purchased
Under the Assignment
	Agreement*	%

b. Amount of
the Facility
purchased
under the Assignment
	Agreement	$

4.	Assignee's Commitment (or Loans
with respect to terminated
Commitments) purchased
	hereunder:	$

5.	Proposed Effective Date:

6.	Non-standard Recordation Fee
	Arrangement:	N/A**
[Assignor/Assignee
to pay 100% of fee]
[Fee waived by Agent]

Accepted and Agreed:

[NAME OF ASSIGNOR]		[NAME OF ASSIGNEE]

By:		By:
Name:		Name:
Title:		Title:

ACCEPTED AND CONSENTED TO BY		ACCEPTED AND CONSENTED TO BY
FIRST CASH FINANCIAL SERVICES, INC.		JPMORGAN CHASE BANK, N.A.

By:		By:
Name:		Name:
Title:		Title:

* Percentage taken to 9 decimal places
** If fee is split 50-50, pick N/A as option

Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT

ADMINISTRATIVE INFORMATION SHEET

Attach Assignor's Administrative Information Sheet, which must include notice addresses for the Assignor and the Assignee
(Sample form shown below)

ASSIGNOR INFORMATION
Contact:

Name:	Telephone No.:
Fax No.:	Telex No.:
Answerback:

Payment Information:

Name & ABA # of Destination Bank:

Account Name & Number for Wire Transfer:

Other Instructions:

Address for Notices for Assignor:

ASSIGNEE INFORMATION

Credit Contact:

Name:	Telephone No.:
Fax No.:	Telex No.:
Answerback:
Key Operations Contacts:

Booking Installation:	Booking Installation:
Name:	Name:
Telephone No.:	Telephone No.:
Fax No.:	Fax No.:
Telex No.:	Telex No.:
Answerback:	Answerback:

Payment Information:

Name & ABA # of Destination Bank:

Account Name & Number for Wire Transfer:

Other Instructions:

Address for Notices for Assignee:

JPMORGAN CHASE BANK, N.A. INFORMATION

     Assignee will be called promptly upon receipt of the signed agreement.

Initial Funding Contact:

Name:

Telephone No.:

Fax No.:

Initial Funding Standards:

Libor - Fund ____ days after rates are set.

JPMORGAN CHASE BANK, N.A. Wire Instructions

JPMorgan Chase Bank, N.A.

ABA #__________________

Credit A/C #_____________

Ref: First Cash

EXHIBIT C

LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

To JPMorgan Chase Bank, N.A.
as Agent (the "Agent") under the Credit Agreement
Described Below.
Re:

Amended and Restated Credit Agreement, dated April 30, 2010 (as the same may be amended or modified, the "Credit Agreement"), among First Cash Financial Services, Inc. (the "Borrower"), the Lenders named therein and the Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

     The Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Advances or other extensions of credit from time to time until receipt by the Agent of a specific written revocation of such instructions by the Borrower, provided, however, that the Agent may otherwise transfer funds as hereafter directed in writing by the Borrower in accordance with Section 13.1 of the Credit Agreement or based on any telephonic notice made in accordance with Section 2.14 of the Credit Agreement.

Facility Identification Number(s)

Customer/Account Name

Transfer Funds To

For Account No.

Reference/Attention To

Authorized Officer (Customer Representative)    Date

(Please Print)                                                 Signature

Bank Officer Name                                          Date

(Please Print)                                                  Signature

EXHIBIT D

PROMISSORY NOTE

$_____________________

[Date]

     First Cash Financial Services, Inc., a Delaware corporation (the "Borrower"), promises to pay to the order of ____________________________________ (the "Lender") the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the _______________________ office of JPMorgan Chase Bank, N.A., as Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date and shall make such mandatory payments as are required to be made under the terms of Article II of the Agreement.

     This Promissory Note ("Note") is one of the Notes issued pursuant to, and is entitled to the benefits of, the Amended and Restated Credit Agreement dated as of April 30, 2010 (which, as it may be amended or modified and in effect from time to time, is herein called the "Agreement"), among the Borrower, the lenders party thereto, including the Lender, and JPMorgan Chase Bank, N.A. as Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note is guaranteed pursuant to the Guaranty as more specifically described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

     Upon the occurrence of one or more of the Defaults specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in this Agreement.

     The Borrower, for itself, its successors and assigns, and except as otherwise set forth in the Agreement, hereby waives all notices of nonpayment, demands for payment, presentments for payment, notices of intention to accelerate maturity, notices of actual acceleration of maturity, grace, protests, notices of protest, and any other demands or notices of any kind as to this Note, diligence in collection hereof and in bringing suit hereon.

     THIS NOTE SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

     This Note is given in modification, renewal, and extension (but not in novation or extinguishment) of all amounts left owing and unpaid on that certain Promissory Note dated __________, _____ in the original principal amount of $______________, executed by Borrower and payable to the order of Lender.
FIRST CASH FINANCIAL SERVICES, INC.

By:
Name:
Title:

SCHEDULE 1

SUBSIDIARIES AND OTHER INVESTMENTS

(See Sections 5.8 and 6.14)

Investment In	Jurisdiction of Organization	Owned By	Percent Ownership

American Loan Employee Services, S.A. de D.V.	Mexico	First Cash Financial Services, Inc.	100%
First Cash, S.A. de C.V.	Mexico	First Cash Financial Services, Inc.	100%
Famous Pawn, Inc.	Maryland	First Cash Financial Services, Inc.	100%
One Iron Ventures, Inc.	Illinois	First Cash Financial Services, Inc.	100%
Cash & Go, Ltd.	Texas	First Cash Financial Services, Inc./Cash & Go Management, L.L.C.	49.5%
Cash & Go Management, L.L.C.	Texas	First Cash Financial Services, Inc.	50%
Cash & Go, Inc.	California	First Cash Financial Services, Inc.	100%
First Cash, Inc.	Nevada	First Cash Financial Services, Inc.	100%
First Cash Corp.	Delaware	First Cash Financial Services, Inc.	100%
First Cash Management, L.L.C.	Delaware	First Cash Financial Services, Inc.	100%
First Cash, Ltd.	Texas	First Cash Corp./First Cash Management, L.L.C.	100%
Ya Servicios S.A. de C.V., SOFOM, E.N.R.	Mexico	First Cash Financial Services, Inc.	100%
CashPlus CSO, Inc.	Maryland	First Cash Financial Services, Inc.	100%
First Cash Credit, Ltd.	Texas	First Cash Financial Services, Inc.	100%
First Cash Credit Management, LLC	Texas	First Cash Financial Services, Inc.	100%
FCFS MO, Inc.	Missouri	First Cash Financial Services, Inc.	100%
FCFS OK, Inc.	Oklahoma	First Cash Financial Services, Inc.	100%
FCFS SC, Inc.	South Carolina	First Cash Financial Services, Inc.	100%
SHAC, LLC	Arkansas	First Cash Financial Services, Inc.	100%

SCHEDULE 2
INDEBTEDNESS (INCLUDING SUBORDINATED INDEBTEDNESS) AND LIENS
(See Sections 5.14, 6.11 and 6.15)

Auto Master	$ 562,500.00	7% interest per annum	Quarterly payments
related loans			scheduled through
July 2010

Presta Max	$6,907,364.00	5.5% interest per annum	Monthly payments
related loans			scheduled through
December 2012

SCHEDULE 3

COMMITMENTS
AND PRO RATA SHARES

Lender	Commitments	Pro Rata Share

JPMorgan Chase Bank, N.A.	$15,000,000.00	60%
Wells Fargo Bank, N.A.	$10,000,000.00 ______________	40% _____________
Total	$25,000,000.00	100.00%

APPENDIX I

PRICING GRID

Applicable Margin

"Applicable Margin" means the following percentages (converted to basis points) per annum:

Applicable Margin

Closing Fee	Commitment Fee	Eurodollar Rate Loans	Floating Rate Loans

25.0 bps	25.0 bps	200.0 bps	(50.0 bps)